Malibu Boats, Inc. Appoints Melanie Cook to Board of Directors
LOUDON, Tenn., June 24, 2025 (Globe Newswire) – Malibu Boats, Inc. (Nasdaq: MBUU), a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, announced today that Melanie Cook, former Chief Operating Officer of GE Appliances, has been appointed to the Company’s Board of Directors as an independent director, effective immediately. Ms. Cook will serve on the Audit Committee and the Nominating and Governance Committee.

“We are excited to welcome Melanie to our board,” said Michael Hooks, Chair of the Board. “Her deep operational expertise and global manufacturing background bring valuable perspective as we continue strengthening our board and advancing Malibu’s long-term strategy.”

Ms. Cook brings over three decades of leadership experience across operations, manufacturing, and business strategy. Most recently, she served as Chief Operating Officer of GE Appliances, where she managed global operations of the multibillion-dollar business and its 13,000 employees until her retirement in 2021. Prior to GE Appliances, Ms. Cook held several senior leadership roles at General Electric, overseeing audit, finance, global sourcing, and end-to-end supply chain operations, as well as leading initiatives in product lifecycle management and digital transformation across multiple industrial sectors.

Ms. Cook currently serves on the boards of directors of Commercial Vehicle Group, Inc. (NASDAQ: CVGI) and Badger Meter, Inc. (NYSE: BMI). She holds a Bachelor of Science in Business Administration with a focus in Decision and Information Sciences from the University of Florida.

“Melanie's experience leading complex manufacturing organizations and driving operational transformation will be a tremendous asset to Malibu,” said Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc. “Her insights will support our strategic priorities and help us deliver lasting value to our shareholders.”

“I am thrilled to join the Malibu’s Board of Directors,” said Ms. Cook. “The Company’s focus on performance, customer experience, and innovation strongly aligns with my background, and I look forward to contributing to its continued success.”

Ms. Cook’s appointment comes prior to John Stokely’s retirement in October 2025. Mr. Stokely has served on the Company’s board of directors since February 2014.

“On behalf of the board of directors and all of us at Malibu, we offer our thanks to John for his many contributions to our business,” said Menneto.

About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.

Contacts
Malibu Boats, Inc.
InvestorRelations@MalibuBoats.com